                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant   [X]
Filed by a party other than the Registrant  [   ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                          OPTICARE HEALTH SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

5)   Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount previously paid:

              ------------------------------------------------------------------

         2)   Form, schedule or registration statement No.:

              ------------------------------------------------------------------

         3)   Filing party:

              ------------------------------------------------------------------

         4)   Date Filed:

              ------------------------------------------------------------------

                          OPTICARE HEALTH SYSTEMS, INC.
                               87 GRANDVIEW AVENUE
                          WATERBURY, CONNECTICUT 06708
                                 (203) 596-2236


                                                                  April 18, 2003


To Our Stockholders:

     On behalf of the Board of Directors of OptiCare Health Systems, Inc., I cordially invite you to attend the 2003 Annual Meeting of Stockholders to be held on Monday, May 19, 2003, at 10:30 a.m., local time, at Montammy Golf Club, Route 9W, Alpine, New Jersey.

     The accompanying Notice of Meeting and Proxy Statement cover the details of the matters to be presented.

     REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, I URGE THAT YOU PARTICIPATE BY COMPLETING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT AND WILL BE GREATLY APPRECIATED. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE ANNUAL MEETING.


                                                Cordially,


                                                /s/ Dean J. Yimoyines
                                                Dean J. Yimoyines, M.D.
                                                Chairman of the Board and
                                                Chief Executive Officer

                          OPTICARE HEALTH SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 2003


To Our Stockholders:

     You are cordially invited to attend the 2003 Annual Meeting of Stockholders (the "Meeting"), of OptiCare Health Systems, Inc. (the "Company"), which will be held on Monday, May 19, 2003, at 10:30 a.m., local time, at Montammy Golf Club, Route 9W, Alpine, New Jersey, for the following purposes:

   1. To elect eight members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

   2. To approve an amendment to the Company's Certificate of Incorporation, as amended, to increase from 75,000,000 shares to 150,000,000 shares the aggregate number of shares of Common Stock authorized to be issued by the Company (Proposal 2);

   3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2003 (Proposal 3); and

   4. To transact such other business as may properly be brought before the Meeting.

     Stockholders of record at the close of business on March 27, 2003 shall be entitled to notice of and to vote at the Meeting. A copy of the Annual Report of the Company for the year ended December 31, 2002 is being mailed to stockholders along with the attached Proxy Statement.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.


                                     BY ORDER OF THE BOARD OF DIRECTORS,

                                     /s/ Christopher J. Walls
                                     Christopher J. Walls
                                     Vice President, General Counsel and
                                     Secretary

April 18, 2003

                          OPTICARE HEALTH SYSTEMS, INC.
                               87 GRANDVIEW AVENUE
                          WATERBURY, CONNECTICUT 06708
                                 (203) 596-2236

                                ----------------
                                 PROXY STATEMENT
                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 2003


                   PROXY SOLICITATION AND GENERAL INFORMATION

     This Proxy Statement and the enclosed form of proxy (the "Proxy Card") are being furnished to the holders of (i) the common stock, par value $.001 per share (the "Common Stock"), of OptiCare Health Systems, Inc., a Delaware corporation (the "Company"), and (ii) the Company's Series B 12.5% voting convertible participating preferred stock (the "Series B Preferred Stock," and, together with the Common Stock, the "Voting Stock") in connection with the solicitation of proxies by the Board of Directors (the "Board" or "Board of Directors") of the Company for use at the 2003 Annual Meeting of Stockholders to be held on Monday, May 19, 2003, at 10:30 a.m., local time, at Montammy Golf Club, Route 9W, Alpine, New Jersey, and at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the Proxy Card are first being sent to stockholders on or about April 18, 2003.

     At the Meeting, holders of Voting Stock will be asked:

     1. To elect eight members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

     2. To approve an amendment to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase from 75,000,000 shares to 150,000,000 shares the aggregate number of shares of Common Stock authorized to be issued by the Company (Proposal 2);

     3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2003 (Proposal 3); and

     4. To transact such other business as may properly be brought before the Meeting.

     The Board of Directors has fixed the close of business on March 27, 2003 (the "Record Date") as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Each holder of Common Stock as of the Record Date shall be entitled to one vote for each share of Common Stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing. Each holder of the Series B Preferred Stock shall be entitled to one vote for each share of Common Stock into which such holder's shares of Series B Preferred Stock are convertible.

     Stockholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope. Voting Stock represented by properly executed proxies received by the Company and not revoked prior to the Meeting will be voted at the Meeting in accordance with instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein (Proposal
1), FOR the approval of the amendment to the Certificate of Incorporation to increase the authorized Common Stock (Proposal 2) and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2003 (Proposal 3). A stockholder who so desires may revoke his proxy at any time before it is voted at the Meeting by: (i) delivering written notice to the Company (attention: Corporate Secretary) prior to the Meeting; (ii) duly executing and delivering a proxy bearing a later date prior to the Meeting; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. The Chairman of the Board and Chief Executive Officer will announce the closing of the polls during the Meeting. Proxies must be received prior to the closing of the polls in order to be counted.

     Where a stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order to ensure the shares are properly voted.

     Stockholders who represent more than 50% of the voting power of the Voting Stock outstanding must be present or represented by proxy in order to constitute a quorum to conduct business at the Meeting. A list of eligible voters will be available at the Meeting.

     The Board of Directors knows of no other matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting and this Proxy Statement. If any other matters properly come before the Meeting, the persons named in the enclosed Proxy Card or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     Only stockholders as of the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 30,038,990 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote, and 37,127,129 shares of common stock issuable upon conversion of the 3,204,959.8 outstanding shares of Series B Preferred Stock. Each share of Series B Preferred Stock entitles the holder to one vote for each share of common stock into which it is convertible. Accordingly, the total number of votes which may be cast at the meeting is 67,166,119.

REQUIRED VOTES

     The affirmative vote of a plurality of the votes cast in person or by proxy is necessary for the election of directors (Proposal 1). The affirmative vote of a majority of the Voting Stock outstanding and entitled to vote at the Meeting is necessary for the approval of the amendment to the Certificate of Incorporation to increase the authorized Common Stock (Proposal 2). The affirmative vote of a majority of the votes cast in person or by proxy is necessary for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2003 (Proposal 3).

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may be precluded from exercising their discretion, depending on the type of proposal involved. Brokers have discretionary authority to vote shares for which they do not receive instructions from beneficial owners on Proposals 1 and 3. Brokers do not have such discretionary authority with respect to Proposal 2. Shares as to which brokers have not received instructions from beneficial owners and either do not have discretionary authority or have not exercised discretionary authority are considered "broker non-votes." Broker non-votes will be counted for purposes of determining whether there is a quorum.

     Votes at the Meeting will be tabulated by an inspector of elections appointed by the Company or the Company's transfer agent. Since the affirmative vote of a plurality of votes cast is required for the election of directors (Proposal 1), abstentions, broker non-votes and other unvoted shares will have no effect on the outcome of such election. Since the affirmative vote of a majority of the Voting Stock outstanding and entitled to vote at the Meeting is necessary for the approval of the amendment to the Certificate of Incorporation to increase the authorized Common Stock (Proposal 2), abstentions, broker non-votes and other unvoted shares will have the same effect as a negative vote. Since the affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 2003 (Proposal 3), abstentions will have the same effect as negative votes, but broker non-votes and other unvoted shares will have no effect on the outcome of the vote.

     Palisade Concentrated Equity Partnership, L.P. ("Palisade"), which, as of the Record Date owned 19,375,000 shares of Common Stock and 2,880,599.5 shares of Series B Preferred Stock, convertible into 33,769,650 shares of Common Stock as of the Record Date representing in the aggregate 78.5% of the voting power, has advised the Company that it intends to vote its shares FOR the approval of Proposals 1, 2 and 3.


PROXY SOLICITATION

     The Company will bear the costs of the solicitation of proxies for the Meeting. Directors, officers and employees of the Company may solicit proxies from stockholders by mail, telephone, e-mail, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

     IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE VOTING STOCK BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY CARD AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY. PLEASE RETURN YOUR EXECUTED PROXY CARD PROMPTLY.


                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

     As of the Record Date, there were 30,038,990 shares of the Company's Common Stock outstanding and entitled to vote. In addition, there were 3,204,959.8 shares of Series B Preferred Stock outstanding entitled to voting power equivalent to an aggregate of 37,127,129 shares of Common Stock (i.e., one vote for each share of Common Stock into which a share of Series B Preferred Stock is convertible). Therefore, as of the Record Date, the aggregate voting power of the outstanding Common Stock and the outstanding Series B Preferred Stock which were entitled to notice of, and to vote at, the Meeting is equivalent to 67,166,119 shares of Common Stock.

     The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of the outstanding Voting Stock by: (i) each person who is known by the Company to own 5% or more of any class of the Company's Voting Stock (the holdings of certain unrelated entities listed below are based on shareholdings disclosed in their public filings), (ii) each of the Company's current directors and nominees for the Board of Directors, (iii) each Named Executive Officer set forth in the Summary Compensation Table on page 12 and (iv) all of the Company's current executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o OptiCare Health Systems, Inc., 87 Grandview Avenue, Waterbury, Connecticut 06708.

                                                                                                   SERIES B
                                                                  COMMON STOCK (1)          PREFERRED STOCK (1)(2)
          NAMES OF EXECUTIVE OFFICERS, DIRECTORS,             ------------------------   -----------------------------
                NOMINEES AND 5% STOCKHOLDERS                     SHARES       PERCENT         SHARES          PERCENT
-----------------------------------------------------------   ------------   ---------   ----------------   ----------
Palisade Concentrated Equity Partnership, L.P. (2, 3) .....   53,144,650        83.3%        2,880,599.5        89.9%
Dean J. Yimoyines, M.D., Chairman and Chief
 Executive Officer (2, 4) .................................    5,380,104        15.4%          324,360.3        10.1%
Nicolas Berggruen (5) .....................................    2,454,026         7.6%                --           --
Eric J. Bertrand, Director (6) ............................   53,198,950        83.4%        2,880,599.5        89.9%
William A. Blaskiewicz, Vice President and Chief
 Financial Officer (7) ....................................      147,655           *                 --           --
David B. Cornstein, Director (8) ..........................      150,000           *                 --           --
Norman S. Drubner, Esq., Director (9) .....................      474,489         1.6%                --           --
Jason M. Harrold, President, Managed Vision
 Division (10) ............................................      102,041           *                 --           --
Mark S. Hoffman, Director (11) ............................   53,144,650        83.3%        2,880,599.5        89.9%
Richard L. Huber, Director (12) ...........................      150,000           *                 --           --
Clark A. Johnson, Director (13) ...........................      186,000           *                 --           --
Melvin Meskin, Director (14) ..............................      150,000           *                 --           --
Mark S. Newman, Director (15) .............................      150,000           *
Christopher J. Walls, Esq., Vice President and
 General Counsel (16) .....................................       76,250           *                 --
Lance A. Wilkes, President and Chief Operating
 Officer (17) .............................................       25,000           *                 --           --
All executive officers and directors as a group--17
 persons. (2 and 18) ......................................   60,275,739        86.4%        3,204,959.8       100.0%

----------
*    Less than 1%

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise, has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such individual and for the executive officers and directors as a group. The percentage of outstanding Common Stock set forth opposite the name of each stockholder has been determined in accordance with Securities and Exchange Commission Rule 13d-3(d)(1), without regard to Common Stock acquirable within 60 days hereafter under options, warrants, and convertible securities beneficially owned by persons other than such stockholder.

(2) Each share of Series B Preferred Stock entitles the holder to one vote for each share of Common Stock into which it is convertible. Each share of Series B Preferred Stock is entitled to vote on an as-converted-basis. Each share of Series B Preferred Stock is convertible into a number of shares of Common Stock equal to such share's current liquidation value, divided by a conversion price of $.14, subject to adjustment for dilutive issuances. The per share voting power of each share of Series B Preferred Stock will increase over time because its liquidation value, which was $1.62 per share on the record date, increases at a rate of 12.5% per year, compounded annually. In addition to the foregoing, so long as any Series B Preferred Stock is outstanding, OptiCare may not, without the consent of holders of 66 2/3% of the then outstanding Series B Preferred Stock voting separately as a class (i) purchase or otherwise acquire any its outstanding Common Stock (or, when issued, any other junior stock), (ii) issue any parity or senior capital stock, or (iii) change the rights of any of its capital stock or amend its certificate of incorporation in a manner that would adversely affect the Series B Preferred Stock.

(3) Common Stock beneficially owned by Palisade Concentrated Equity Partnership, L.P. ("Palisade") consists of 19,375,000 shares of Common Stock presently issued and outstanding; 400,000 shares of Common Stock issuable upon exercise of warrants; and 33,369,650 shares of Common Stock issuable upon conversion of Series B Preferred Stock. Palisade may cast 52,744,650 votes at the Meeting, which represents 78.5% of the Voting Stock. The address of Palisade is One Bridge Plaza, Suite 695, Fort Lee, NJ 07024.

(4) Includes 130,000 shares of restricted Common Stock and 1,067,000 shares of Common Stock issuable upon the exercise of outstanding options owned by Dr. Yimoyines. Also includes the following securities held by Linda Yimoyines, wife of Dr. Yimoyines: 374,925 shares of Common Stock; 3,757,479 shares of Common Stock issuable upon conversion of Series B Preferred Stock; and 50,000 shares issuable upon exercise of warrants. Dr. Yimoyines disclaims beneficial ownership of securities held by his wife. At the Meeting Dr. Yimoyines may cast an aggregate of 130,000 votes, representing 0.2% of the Voting Stock and Ms. Yimoyines may cast an aggregate of 4,132,404 votes, representing 6.2% of the Voting Stock.

(5) Consists of 2,300,000 shares of Common Stock issuable upon exercise of warrants held by Medici I Investment Corp. and 154,026 shares of Common Stock held by Alexander Enterprise Holdings Corp. Mr. Nicholas Berggruen acts as an investment advisor to both Medici I Investment Corp. and Alexander Enterprise. Mr. Berggruen disclaims beneficial ownership of such shares. The address of Alexander Enterprise Holdings Corp. is: c/o Alpha Investment Management, Inc., 499 Park Ave., 24th Floor, New York, NY 10022.

(6) Common Stock beneficially owned by Mr. Bertrand consists of 54,300 shares of Common Stock held directly by Mr. Bertrand; 19,375,000 shares of Common Stock owned by Palisade; 400,000 shares of Common Stock issuable upon exercise of warrants held by Palisade; and 33,369,650 shares of Common Stock issuable upon conversion of Series B Preferred Stock owned by Palisade. Mr. Bertrand is a vice president of Palisade Capital Management, LLC, an affiliate of Palisade.

(7) Includes 125,868 shares of Common Stock issuable upon the exercise of outstanding options held by Mr. Blaskiewicz.

(8) Consists of 150,000 shares of Common Stock issuable upon the exercise of outstanding options held by Mr. Cornstein.

(9) Includes 180,000 shares of Common Stock issuable upon the exercise of outstanding options held by Mr. Drubner.

(10) Consists of 102,041 shares of Common Stock issuable upon the exercise of outstanding options held by Mr. Harrold.

(11) Common Stock beneficially owned by Mr. Hoffman consists of 19,375,000 shares of Common Stock owned by Palisade; 400,000 shares of Common Stock issuable upon exercise of warrants held by Palisade; and 33,369,650 shares of Common Stock issuable upon conversion of Series B Preferred Stock owned by Palisade. Mr. Hoffman is a managing director of Palisade Capital Management, LLC, an affiliate of Palisade.

(12) Consists of 150,000 shares of Common Stock issuable upon the exercise of outstanding options held by Mr. Huber.

(13) Consists of 186,000 shares of Common Stock held by Mr. Johnson.

(14) Consists of 150,000 shares of Common Stock issuable upon the exercise of outstanding options held by Mr. Meskin.

(15) Consists of 150,000 shares of Common Stock issuable upon the exercise of outstanding options held by Mr. Newman.

(16) Consists of 45,000 shares of restricted common stock and 31,250 shares of Common Stock issuable upon the exercise of outstanding options held by Mr. Walls.

(17) Consists of 25,000 shares of restricted common stock held by Mr. Wilkes.

(18) See Notes 4 and 6 through 17. Also includes 14,000 shares of restricted common stock and 71,250 shares of common stock issuable upon the exercise of outstanding options held by officers not included in Named Executive Officers.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Certificate of Incorporation and the Amended and Restated By-laws of the Company provide that the number of directors which shall constitute the whole Board of Directors of the Company shall be fixed and determined by resolution of the Board of Directors. Our Board currently consists of nine directors. David Cornstein has decided not to run for reelection at the Meeting. Accordingly, effective at the time and for the purposes of the Meeting, the number of directors of the Company, as fixed by the Board of Directors pursuant to the By-laws of the Company, will be eight.

     Directors of the Company are elected annually at the annual meeting of stockholders. Their respective terms of office continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with the Company's By-laws.

     Pursuant to a restructure agreement among the Company, Palisade and Dean
J. Yimoyines, M.D. (the Chairman of the Board of Directors and Chief Executive Officer of the Company), dated as of December 17, 2001, as amended on January 5, 2002 and January 22, 2002, the Company has agreed that, so long as Palisade owns more than 50% of the voting power of the Company, it shall have the right to designate a majority of the Company's Board of Directors. Pursuant to this provision, Messrs. Bertrand, Hoffman, Johnson, Meskin and Newman have been nominated by the Board of Directors on the recommendation of Palisade.

     Unless otherwise specified on the Proxy Cards, each Proxy Card received will be voted FOR the election as directors of the eight nominees named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in the Proxy Statement and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the proxies named in the enclosed Proxy Card will vote for the election of an alternate nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the By-laws of the Company. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

     The following Directors have been nominated for reelection to the Board:

     ERIC J. BERTRAND -- Mr. Bertrand, age 30, a current Director who was first elected on January 25, 2002, is a Vice President of Palisade Capital Management, LLC, an affiliate of Palisade Concentrated Equity Partnership, L.P., where he has held a series of positions of increasing responsibility since 1997. From 1996 to 1997, Mr. Bertrand held a position with Townsend Frew & Company, a healthcare-focused investment banking boutique. From 1994 to 1996, he was with Aetna, Inc.'s private equity group, focusing on middle market leveraged buy-outs and larger private equity investments. Mr. Bertrand is a Director of several privately-held companies. He holds a Bachelor of Science in Business Administration from Bryant College and a Master of Business Administration in Finance and Entrepreneurship with a certificate in the Digital Economy from New York University.

     NORMAN S. DRUBNER, ESQ. -- Mr. Drubner, age 63, a current Director who was first elected on November 1, 2001, is senior partner in the law firm of Drubner, Hartley & O'Connor, which he founded in 1971; and is the owner of Drubner Industrials, a commercial real estate brokerage firm. Mr. Drubner has been practicing law in Connecticut since 1963, specializing in real estate, zoning, and commercial transactions. He is a member of the Connecticut Bar and the Waterbury, Connecticut Bar Association. Mr. Drubner has been admitted to practice before the U.S. District Court, District of Connecticut. He is a former trustee of Teikyo Post University. Mr. Drubner holds a Bachelor of Arts degree from Boston University and received his Juris Doctor degree from Columbia University in 1963.

     MARK S. HOFFMAN -- Mr. Hoffman, age 42, a current Director who was first elected on January 25, 2002, is a Managing Director of Palisade Capital Management, LLC, an affiliate of Palisade Concentrated Equity Partnership, L.P., which he joined upon its formation in 1995. He is a Director of Refac, a publicly-traded company, as well as several privately held companies. Mr. Hoffman is a graduate of the Wharton School at the University of Pennsylvania.

     RICHARD L. HUBER -- Mr. Huber, age 66, a current Director who was first elected on July 16, 2002, is a Senior Director of Kissinger McLarty Associates, an international advisory partnership led by Henry Kissinger and Mack McLarty; and is Chief Executive Officer of Norte Sur, a private equity firm targeting Latin America. Mr. Huber is former Chairman, President and Chief Executive Officer of Aetna, Inc., the Hartford, CT-based insurance company, which he joined in 1995. At Aetna, Mr. Huber was responsible for a number of strategic acquisitions, such as NYLCare, PruCare and USHealthcare, making Aetna the largest healthcare insurer in the world. Prior to Aetna, Mr. Huber had a 35-year career in banking, including four years as Vice Chairman and Director of Continental Bank and senior management positions at Chase Manhattan and Citibank. Mr. Huber serves as Director of Danielson Holding Company, a publicly-traded company, and was a member of the Congressional International Financial Institutions Advisory Commission. He is a former Coast Guard officer and holds a Bachelor of Arts degree from Harvard College.

     CLARK A. JOHNSON -- Mr. Johnson, age 71, a current Director who was first elected on May 21, 2002, is Chairman of PSS World Medical, Inc., a national distributor of medical equipment and supplies to physicians, hospitals, nursing homes, and diagnostic imaging facilities. He is a Director of MetroMedia International Group and Refac, both publicly-traded companies; and several privately-held companies; is retired Chairman and Chief Executive Officer of Pier 1 Imports; and is former Executive Vice President and Director of the Wickes Companies, Inc. Mr. Johnson, who attended the University of Iowa, completed the Advanced Management Program at the Harvard Business School. He is former Chairman of the American Business Conference, former trustee of Texas Christian University and is a former Chief Executive Officer Participant in the National Conference on Ethics in America.

     MELVIN MESKIN -- Mr. Meskin, age 58, a current Director who was first elected on January 25, 2002, is Chairman of the Board of Directors of Refac, a publicly traded company. He is also former Vice President-Finance-National Operations of Verizon, the combined Bell Atlantic/GTE telecommunications company. Mr. Meskin joined New York Telephone in 1970 and held a variety of line and staff assignments with the company over a 31-year career. In 1994, he was named Vice President-Finance and Treasurer for NYNEX Telecommunications. When Bell Atlantic and NYNEX merged, he was appointed Vice President-Finance and Comptroller of Bell Atlantic. He is also a member of the Board of Trustees of Nyack (New York) Hospital and the Board of Trustees of the Post Graduate Center for Mental Health.

     MARK S. NEWMAN -- Mr. Newman, age 53, a current Director who was first elected on May 21, 2002, is Chairman of the Board, President and Chief Executive Officer of DRS Technologies, Inc., a publicly-traded company and a leading supplier of defense electronics systems to government and commercial customers worldwide. Mr. Newman joined DRS Technologies in 1973, served many years as its Chief Financial Officer, was named a Director in 1988, became President and Chief Executive Officer in 1994, and was elected Chairman of the Board in 1995. Mr. Newman serves as Vice Chairman of the American Electronics Association, and as a Director of the New Jersey Technology Council, SSG Precision Optronics and the Congoleum Corporation where he chairs the Audit Committee. He is a member of the Board of Governors of the Aerospace Industries Association of America, and also serves as a member of the Navy League of the United States, the National Defense Industrial Association, the Association of the U.S. Army, and the American Institute of Certified Public Accountants, among other professional affiliations. Mr. Newman holds a Bachelor of Arts degree in Economics from the State University of New York at Binghamton and a Master of Business Administration from Pace University. He is also a C.P.A.

     DEAN J. YIMOYINES, M.D. -- Dr. Yimoyines, age 55, a current Director, has served as Chairman of the Board and Chief Executive Officer of OptiCare Health Systems, Inc. since August 13, 1999. Dr. Yimoyines also served as President of OptiCare Health Systems, Inc. from August 13, 1999 to June 10, 2002. Dr. Yimoyines is a founder of OptiCare Eye Health Centers, Inc. and has served as the Chairman, President and Chief Executive Officer of OptiCare Eye Health Centers, Inc. since 1985. Dr. Yimoyines has been instrumental in the development and implementation of the business of OptiCare Eye Health Centers, Inc. for nearly 20 years. He graduated with distinction from the George Washington School of Medicine. He completed his ophthalmology residency at the Massachusetts Eye and Ear Infirmary, Harvard Medical School. Dr. Yimoyines completed fellowship training in vitreoretinal surgery at the Retina Associates in Boston. He is a graduate of the OPM (Owner / President Management) program at Harvard Business School and is a Fellow of the American Academy of Ophthalmology.


                 THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                   EACH OF THE ABOVE NAMED DIRECTOR NOMINEES.

           INFORMATION CONCERNING MEETINGS OF THE BOARD OF DIRECTORS,
                   BOARD COMMITTEES AND DIRECTOR COMPENSATION

MEETINGS AND COMMITTEES

     During 2002, the Board of Directors held ten (10) meetings and acted by written consent on six occasions. The Board of Directors has a standing Audit Committee, a Compensation Committee and an Executive Committee. The Board previously had a Stock Plan Committee, but this Committee was disbanded in 2001. The Audit, Compensation and Executive Committees do not meet on a regular basis, but only as circumstances require. During 2002, all of the directors then in office attended at least 75% of the total number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served.


Audit Committee

     The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors for the Company, to analyze the reports and recommendations of such auditors and to review the Company's systems of internal controls. The Audit Committee also monitors the adequacy and effectiveness of the Company's financial controls and reporting procedures. The Audit Committee met four times during 2002 and acted by written consent on one occasion. The Audit Committee is currently comprised of Messrs. Newman (Chairman), Drubner and Huber. At the beginning of 2002, the Audit Committee consisted of Messrs. Rice (Chairman), Drubner, and Brennan. Mr. Brennan resigned as a director in January 2002, at which time Mr. Meskin joined the Audit Committee. Mr. Rice resigned as a director on May 21, 2002 at which time Mr. Newman joined the Audit Committee as Chairman. Mr. Meskin relinquished his seat on the Audit Committee on August 2, 2002 at which time Mr. Huber joined the Audit Committee. All members of the Audit Committee are "independent directors" as required by the applicable listing standards of the American Stock Exchange. The Audit Committee has a charter, which was adopted on May 24, 2000 and most recently filed with the Securities and Exchange Commission as Appendix D to the definitive Proxy Statement dated January 4, 2002.


Compensation Committee

     The Compensation Committee determines or recommends the compensation of officers of the Company and approves and authorizes the execution of employment agreements with officers and employees other than the chief executive officer. The Compensation Committee met two times during the year ended December 31, 2002. The Compensation Committee currently consists of Messrs. Bertrand, Cornstein and Johnson (Chairman). At the beginning of 2002, the Compensation Committee consisted of: Mr. Raymond W. Brennan (Chairman), who resigned from the Board in January 2002 and whose seat as Chairman of the Compensation Committee was then taken by Mr. Johnson; Mr. Drubner, who relinquished his seat on the Compensation Committee on May 21, 2002, and whose seat was taken by Mr. Bertrand; and Mr. Frederick A. Rice, who resigned as a director on May 21, 2002 and whose seat on the Compensation Committee was taken by Mr. Cornstein.


Compensation Committee Interlocks and Insider Participation

     Messrs. Bertrand, Brennan, Cornstein, Drubner, Johnson and Rice served on the Compensation Committee in the year ended December 31, 2002. During 2002, no executive officer of the Company

(i) served as a member of the Compensation Committee (or other committee of the Board of Directors performing similar functions or, in the absence of any such committee, the Board of Directors) of another entity, one of whose executive officers served on the Company's Compensation Committee, (ii) served as director of another entity, one of whose executive officers served on the Company's Compensation Committee, or (iii) served as member of the Compensation Committee (or other committee of the Board of Directors performing similar functions or, in the absence of any such committee, the Board of Directors) of another entity, one of whose executive officers served as a director of the Company.

Executive Committee

     The Executive Committee may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Company for operational matters with a monetary impact or exposure of less than $200,000 individually or in the aggregate. The Executive Committee was established on March 19, 2002, did not meet in 2002, and acted by written consent on one occasion. The Executive Committee is currently comprised of Mr. Bertrand and Dr. Yimoyines.

COMPENSATION OF DIRECTORS

     Effective January 1, 2003, independent directors of the Company serving on the Board of Directors as of the first day of the calendar year, receive an annual non-qualified stock option to purchase 30,000 shares of the Company's Common Stock pursuant to the Company's Amended and Restated 2002 Stock Incentive Plan (the "2002 Plan"). Independent directors serving as members of committees of the Board of Directors during the calendar year receive an annual non-qualified stock option to purchase 10,000 shares of the Company's Common Stock pursuant to the 2002 Plan. Options for both Board and committee membership are exercisable starting on the last calendar day of the calendar year provided the director is still serving on the Board of Directors at that time at an exercise price equal to the fair market value of the Common Stock on the date of grant. Directors who are also employees of the Company do not receive any additional compensation for their service as directors. On January 25, 2002 and on May 21, 2002, pursuant to the Company's 2002 Director Compensation Policy, each of the Company's non-employee directors then serving received a grant of immediately vested options under the 2002 Plan to acquire 30,000 shares and 150,000 shares, respectively, of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant ($0.31 per share and $0.20 per share, respectively, which were the closing prices of the Company's Common Stock on the American Stock Exchange on such dates).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter, which was adopted by the Board on May 24, 2000 and most recently filed with the Securities and Exchange Commission as Appendix D to the definitive Proxy Statement dated January 4, 2002. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company's overall financial reporting process. In fulfilling its responsibilities for the financial statements for 2002, the Audit Committee took the following actions:

     1. The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2002.

     2. The Audit Committee has discussed with Deloitte & Touche LLP, the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees.

     3. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Deloitte & Touche LLP their independence.

     4. Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.


                                          Respectfully submitted,

                                          Norman S. Drubner, Esq.
                                          Richard L. Huber
                                          Mark S. Newman

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth information concerning the annual and long-term compensation earned by the Company's chief executive officer and each of the four other most highly compensated executive officers of the Company whose annual salary and bonus during 2002 exceeded $100,000 (collectively, the "Named Executive Officers").


                                                                                       LONG-TERM
                                                 ANNUAL COMPENSATION              COMPENSATION AWARDS
                                              --------------------------   ---------------------------------
                                                                                                 SECURITIES      ALL OTHER
                                                                            RESTRICTED STOCK     UNDERLYING     COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR     SALARY ($)     BONUS ($)        AWARDS ($)       OPTIONS (#)        ($)(4)
----------------------------------   ------   ------------   -----------   -----------------   -------------   -------------
Dean J. Yimoyines, M.D. ..........   2002     349,423           36,960              --           1,150,000        23,112
 Chairman of the Board of            2001     410,000               --              --                  --        25,372
 Directors and Chief                 2000     410,000           25,000              --                  --        15,127
 Executive Officer
William A. Blaskiewicz ...........   2002     145,000           34,640              --             250,000         3,488
 Vice President and Chief            2001     133,462           30,000              --                  --         2,819
 Financial Officer                   2000     105,000               --              --                  --         2,100
Jason M. Harrold .................   2002     175,000           44,000              --             150,000         2,985
 President of the Managed            2001     157,692           65,000              --                  --         2,342
 Care Division                       2000     122,740               --              --              45,000         2,455
Christopher J. Walls (1) .........   2002     126,923           34,640           4,000(3)          125,000            --
 Vice President and
 General Counsel
Lance A. Wilkes (2) ..............   2002     113,077           81,800              --           1,000,000            --
 President and Chief
 Operating Officer

----------
(1) Mr. Walls was hired as Vice President and General Counsel in February 2002. His annual base salary for 2002 was $150,000.

(2) Mr. Wilkes was hired as President and Chief Operating Officer in June 2002. His annual base salary for 2002 was $210,000.

(3) Represents an aggregate of 25,000 shares of restricted common stock valued at the market price of the Company's Common Stock as of the date of grant. Vested 25% on March 19, 2003. Vesting 25% on: March 19, 2004; March 19, 2005; and March 19, 2006.

(4) The amounts shown include, for the year ended December 31, 2002: (i) matching contributions by the Company under a 401(k) retirement savings plan maintained by the Company for Dr. Yimoyines of $4,000; for Mr. Blaskiewicz of $3,488; and for Mr. Harrold of $2,985; (ii) insurance premiums paid by the Company for life insurance on behalf of Dr. Yimoyines of $19,112.

OPTIONS GRANTED IN 2002


                                                         INDIVIDUAL GRANTS
                                  ---------------------------------------------------------------
                                                            % OF TOTAL
                                     NUMBER OF SHARES    OPTIONS GRANTED   EXERCISE                GRANT DATE
                                        UNDERLYING       TO EMPLOYEES IN     PRICE    EXPIRATION     VALUE
NAME                               OPTIONS GRANTED (#)     FISCAL YEAR      ($/SH)       DATE       ($) (6)
--------------------------------- --------------------- ----------------- ---------- ------------ -----------
Dean J. Yimoyines, M.D. ......... 500,000 (1)           10.6 %                0.15      1/04/12      40,094
                                  150,000 (2)            3.2 %                0.20      5/21/12      16,037
                                  500,000 (3)           10.6 %                0.36     12/20/12      96,225
William A. Blaskiewicz .......... 200,000 (1)            4.2 %                0.15      1/04/12      16,037
                                   50,000 (2)            1.1 %                0.20      5/21/12       5,346
Jason M. Harrold ................ 125,000 (1)            2.6 %                0.15      1/04/12      10,023
                                   25,000 (2)            0.5 %                0.20      5/21/12       2,673
Christopher J. Walls ............ 125,000 (4)            2.6 %                0.16      3/19/12      10,692
Lance A. Wilkes ................. 600,000 (5)           12.7 %                0.26      6/27/12      83,395
                                  200,000 (5)            4.2 %                1.00      6/27/12      11,262
                                  200,000 (5)            4.2 %                2.00      6/27/12       5,494

----------
(1) Vested 25% on March 31, 2002 and January 4, 2003. Vesting 25% on: January 4, 2004; and January 4, 2005.
(2)  Vesting 25% on May 21, 2003, May 21, 2004, May 21, 2005, and May 21, 2006.
(3) Vested 50% on December 20, 2002. Vesting 25% on December 20, 2003, and December 20, 2004.
(4) Vested 25% on March 19, 2003. Vesting 25% on March 19, 2004, March 19, 2005, and March 19, 2006.
(5)  Vesting 25% on June 27, 2003, June 27, 2004, June 27, 2005, and June 27,
     2006.
(6) The estimated values reported are based on the Black-Scholes pricing model with the following assumptions: risk free interest rate of 3.0%, stock price volatility of 60%, no dividends and a holding period of five years. The estimated values are not intended as a forecast of the future appreciation in the price of the Common Stock. If the Common Stock does not increase in value above the exercise price of the stock options, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the values estimated.


AGGREGATE OPTION EXERCISES IN 2002 AND YEAR END OPTION VALUES

     The following table contains certain information regarding options to purchase Common Stock held as of December 31, 2002, by each of the Named Executive Officers. None of the Named Executive Officers exercised stock options during 2002.


                                       NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                  UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                                          AT 12/31/02 (#)              AT 12/31/02 ($) (1)
                                  ------------------------------- ------------------------------
NAME                               EXERCISABLE   NON-EXERCISABLE   EXERCISABLE   NON-EXERCISABLE
--------------------------------- ------------- ----------------- ------------- ----------------
Dean J. Yimoyines, M.D. .........   1,030,200         731,250        $62,500         $89,500
William A. Blaskiewicz ..........     113,368         152,500        $23,000         $32,000
Jason M. Harrold ................      95,791         112,813        $14,375         $18,875
Christopher J. Walls ............          --         125,000             --         $27,500
Lance A. Wilkes .................          --       1,000,000             --         $72,000

----------
(1) The value of the in-the-money options was calculated as the difference between the closing price of our Common Stock as reported on the American Stock Exchange on December 31, 2002 and the exercise price of the options.

                        REPORT ON EXECUTIVE COMPENSATION
                          BY THE COMPENSATION COMMITTEE


COMPENSATION POLICY

     The policy of the Compensation Committee is to determine or recommend compensation of the Company's officers reflecting the contribution of such officers to growth in revenue and earnings, the implementation of strategic plans consistent with long term growth objectives and the enhancement of stockholder value. Contributions to the specific corporate and business unit objectives are evaluated in setting compensation policy, including growth in revenue and earnings in the Company's three divisions, the development of new business opportunities and other strategic initiatives. The Company's compensation program consists of base salary, bonus and long-term incentive compensation comprised of the award of stock options and restricted stock under the Company's Amended and Restated 2002 Stock Incentive Plan and its 2003 Incentive Compensation Plan. Compensation decisions, other than base compensation for executive officers with multi-year contracts, are generally made on a calendar year basis.


COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     During the year ended December 31, 2002, Dr. Yimoyines, the Chief Executive Officer of the Company, received no compensation other than pursuant to his employment agreement with the Company, which was approved by the Compensation Committee and the Board of Directors of the Company during 1999. However, in connection with the Company's Capital Restructuring Transactions, Dr. Yimoyines agreed in principle to a substantial adjustment to his annual base salary and guaranteed bonus, which, when later implemented, reduced that salary and bonus from $410,000 to $335,000.

     During 2002, the Board of Directors awarded stock options to Dr. Yimoyines and certain of the other executive officers and key employees of the Company. The options, which were awarded under terms of the Performance Program and the Amended and Restated 2002 Stock Incentive Plan and in connection with the Company's capital restructuring transactions, were intended to: (1) align executive interest with stockholder interest by creating a direct link between compensation and stockholder return; (2) assure that executives maintain a significant long-term interest in the Company's success; and (3) help retain key employees in a competitive market.


                                          Respectfully submitted,


                                          Eric J. Bertrand
                                          David B. Cornstein
                                          Clark A. Johnson

PERFORMANCE GRAPH

     The following graph compares the performance of an investment of $100.00 in the Company's Common Stock with the performance of an investment of $100.00 in the CRSP NASDAQ Health Index (a published industry index), and the American Stock Exchange Composite Index, for the period from August 16, 1999 (the first day on which the Company's Common Stock was publicly traded on the American Stock Exchange and the first trading day after the closing of the mergers with PrimeVision Health, Inc. and OptiCare Eye Health Centers, Inc.) through December 31, 2002. The stock price performance shown on the graph is not necessarily indicative of future price performance.

[GRAPHIC OMITTED]

--------------------------------------------------------------------------------
    OptiCare Health System, Inc.        CSRP Index for NASDAQ Health Services
    AMEX Composite
--------------------------------------------------------------------------------


                                                                          PERIOD ENDING
                                                  --------------------------------------------------------------
                                                    8/16/99      12/31/99     12/29/00     12/31/01     12/31/02
                                                  -----------   ----------   ----------   ----------   ---------
OptiCare Health Systems, Inc. .................       100.00        50.91         7.27         2.18        5.53
CSRP Index for NASDAQ Health Services .........       100.00        89.20       122.50       132.40      114.10
AMEX Composite ................................       100.00       112.50       115.17       108.74      105.76


EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     Key provisions of the employment agreements with the Named Executive Officers are summarized below.

     Dean J. Yimoyines, Chairman and Chief Executive Officer. The Company entered into an employment agreement with Dr. Yimoyines on August 10, 1999. The initial term of Dr. Yimoyines' employment agreement was three years, however, prior to the expiration of the employment agreement and in connection with the Company's capital restructuring Dr. Yimoyines agreed to an eighteen (18) month contract term which expires on July 25, 2003. It is the Company's expectation that Dr. Yimoyines' employment agreement will be amended and extended prior to its expiration. Under the terms of the agreement, Dr. Yimoyines' annual base salary and guaranteed bonus was $410,000. However, in connection with the Company's capital restructuring transactions, Dr. Yimoyines agreed to a substantial adjustment to his annual base salary which replaced his annual base salary and guaranteed bonus with a $335,000 base salary. Effective January 1, 2003, his annual base salary was increased to $345,000. Dr. Yimoyines may receive performance-based bonuses, as determined by the Board of Directors, of up to 100% of base salary, subject to the achievement of goals established for each calendar year by the Board of Directors or the Compensation Committee. Dr. Yimoyines is entitled to a disability benefit consisting of full base salary for the first six months of a disability, and thereafter 65% of base salary and performance-based bonus earned as of the date of disability and to a life insurance policy on his life in the amount of $1,500,000 payable to a beneficiary designated by Dr. Yimoyines. Additionally, in connection with the Company's restructuring Dr. Yimoyines agreed that if his employment is terminated on account of disability or without cause by the Company, he shall receive a lump sum payment of $500,000. He further agreed if: (a) during the three year period following a change in control, Dr. Yimoyines' duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated on account of disability or by the Company without cause or by now-renewal of the agreement, or (b) Dr. Yimoyines voluntarily terminates his employment during the one year period following a change in control, then Dr. Yimoyines shall receive severance pay in the amount of $500,000. If Dr. Yimoyines' employment is not terminated at the Company's election, then: (1) during the term of the agreement and for a period of 18 months after the date of termination of employment, Dr. Yimoyines shall not engage in the practice of any branch of ophthalmology or ophthalmic surgery in any capacity in Connecticut or any portion of any other state where the Company actively conducts business; and (2) for the 12-month period following termination, Dr. Yimoyines may not render services to any organization which is engaged in: (i) researching, developing, marketing or selling any eye wear or eye care product, process or service or (ii) management of an ophthalmic medical practice which competes with any of the Company's products, processes or services.

     William A. Blaskiewicz, Vice President, Chief Financial Officer. Mr. Blaskiewicz' employment agreement began on September 1, 2001, and continues until terminated by either party. Effective January 1, 2003, his base annual salary, excluding the cost of certain perquisites, is $150,000. As provided in the Company's 2003 Incentive Compensation Plan, Mr. Blaskiewicz may receive discretionary bonuses as authorized by the Board of Directors and as determined by the Chief Executive Officer. Mr. Blaskiewicz may terminate the agreement for any reason upon 90 days' notice. It shall be deemed a termination of the agreement if, during the term of the agreement, the Company: (a) requires Mr. Blaskiewicz to relocate permanently outside of Connecticut, (b) requires Mr. Blaskiewicz to render services other than those customarily performed by chief financial officers or (c) materially increases or decreases his duties or responsibilities. In the event of a deemed termination, or if the Company terminates Mr. Blaskiewicz' employment agreement without cause, then he shall receive: (a) a severance payment equal to his base salary for 12 months from the date of termination, and (b) payment for any benefits which are required to be continued under COBRA during the 12 months from the date of termination. Additionally, during the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Mr. Blaskiewicz may not render services directly or indirectly to any organization that competes with a product, process or service of the Company.

     Jason M. Harrold, President, Managed Vision Division. The Company entered into an employment agreement with Mr. Harrold on July 1, 2000. The initial term of this agreement was two years, but it is automatically renewable for subsequent one year terms unless either party gives the other six months' notice prior to the renewal date. Pursuant to its terms, on June 30, 2002, Mr. Harrold's employment agreement was automatically renewed for one year to June 30, 2003. Effective January 1, 2003, Mr. Harrold's annual base salary is $180,000. As provided in the Company's 2003 Incentive Compensation Plan, Mr. Harrold may receive discretionary bonuses of up to 100% of base salary, as authorized by the Board of Directors and as determined by the Chief Executive Officer and Chief Operating Officer. Mr. Harrold may terminate the agreement without cause upon six months' notice and the Company may terminate without cause at any time upon notice. If Mr. Harrold is terminated without cause, he is entitled to: (a) a lump sum payment of 12 months' base salary, and (b) benefits for a 12-month period. If Mr. Harrold becomes disabled, he is entitled to full base salary for the first three months, and, thereafter, as allowed by a long-term disability policy provided by the Company, 60% of base salary plus performance-based bonus earned as of the date of disability. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Mr. Harrold may not render services directly or indirectly to any organization which is engaged in: (i) the managed eye care business,
(ii) the optical buying group business, or (iii) the business of owning or managing the practice of ophthalmologists, optometrists, opticians, ambulatory or refractive surgery facilities or providing services to such organizations. If, during the one year period following a change in control of the Company, Mr. Harrold's duties are materially diminished, his principal place of employment is moved more than 50 miles, or his employment is terminated by the Company without cause or by non-renewal of the agreement, he shall receive a lump sum payment equal to his annual base salary.

     Christopher J. Walls, Vice President and General Counsel. The Company entered into an employment agreement with Mr. Walls on February 18, 2002. The agreement continues until terminated by either party. Effective January 1, 2003, Mr. Walls' annual base salary, excluding the cost of certain perquisites, is $160,000. As provided in the Company's 2003 Incentive Compensation Plan, Mr. Walls may receive discretionary bonuses as authorized by the Board of Directors and as determined by the Chief Executive Officer. Following Board of Director approval, Mr. Walls received, pursuant to the 2002 Stock Incentive Plan, options to purchase up to 125,000 shares of the Company's Common Stock at an exercise price of $0.16 per share, which options vest at the rate of 25% per year over four years commencing March 19, 2003. Mr. Walls also received 25,000 shares of restricted Common Stock, which shares vest at the rate of 25% per year over four years commencing March 19, 2003. Mr. Walls may terminate the agreement for any reason without notice. If the Company terminates Mr. Walls' employment agreement without cause, then he shall receive: (a) a severance payment equal to his base salary for 3 months from the date of termination, and
(b) payment for any benefits which are required to be continued under COBRA during such period as is then mandated by law commencing with the date of termination. If the Company terminates Mr. Walls' employment agreement without cause or in the event of a change in control of the Company, Mr. Walls' stock option grant and restricted stock grant shall become immediately vested.

     Lance A. Wilkes, President and Chief Operating Officer. The Company entered into an employment agreement with Mr. Wilkes on May 21, 2002. The agreement continues until terminated by either party. Mr. Wilkes' employment began on June 10, 2002. Effective January 1, 2003, Mr. Wilkes' annual base salary, excluding the cost of certain perquisites, is $216,000. As provided in the Company's 2003 Incentive Compensation Plan, Mr. Wilkes may receive discretionary bonuses as authorized by the Board of Directors and as determined by the Chief Executive Officer. Following Board of Director approval, Mr. Wilkes received, pursuant to the Amended and Restated 2002 Stock Incentive Plan, options to purchase up to 600,000 shares of the Company's Common Stock at an exercise price of $0.26 per share; options to purchase up to 200,000 shares of the Company's Common Stock at an exercise price equal to $1.00 per share; and options to purchase up to 200,000 shares of the Company's Common Stock at an exercise price equal to $2.00 per share, all of which options vest at the rate of 25% per year over four years commencing June 27, 2003. If the Company terminates Mr. Wilkes' employment agreement without cause, then he shall receive: (a) a severance payment equal to his base salary for three months from the date of termination, and (b) payment for any benefits which are required to be continued under COBRA during such period as is then mandated by law commencing with the date of termination. In the event of a change in control of the Company, Mr. Wilkes' stock option grant shall become immediately vested. During the term of the agreement and for a period of 18 months after termination, subject to certain exceptions, Mr. Wilkes may not render services directly or indirectly to any organization which is engaged in: (i) the managed eye care business, (ii) the optical buying group business, or (iii) the business of managing, owning or affiliating with the practices of ophthalmologists, optometrists, opticians, ambulatory or refractive surgery facilities or providing services to such facilities; and shall not, without the prior written consent of the Company, render services to any individual or organization which is engaged in researching, marketing or selling any process or service which competes or would compete with a product, process or service of the Company, its subsidiaries and affiliates.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OPTICARE, P.C. PROFESSIONAL SERVICES AND SUPPORT AGREEMENT

     OptiCare Eye Health Centers, Inc. is party to a Professional Services and Support Agreement, dated December 1, 1995 with OptiCare, P.C., a Connecticut professional corporation. Dr. Yimoyines, the Chairman of the Board and Chief Executive Officer of the Company, and a beneficial holder of

14.1% of the Company's outstanding Voting Stock, is the sole stockholder of OptiCare, P.C. Pursuant to that agreement, OptiCare, P.C. employs medical personnel and performs all ophthalmology and optometry services at the Company's facilities in Connecticut. The Company selects and provides the facilities at which the services are performed and it is the exclusive provider of all administrative and support services for the facilities for which OptiCare, P.C. provides medical personnel and performs all ophthalmology and optometry services pursuant to this agreement. The Company bills and receives payments for services rendered by the medical personnel of OptiCare, P.C., which totaled approximately $15.7 million in 2002, and OptiCare P.C. pays its physicians compensation for such medical services rendered, which totaled approximately $7.3 million in 2002. These amounts were included in the consolidated revenue and expense, respectively, of the Company for the year ended December 31, 2002. The Company owns all the rights to the "OptiCare" name and, under the terms of the agreement, if the agreement with OptiCare, P.C. is terminated, OptiCare, P.C. must change its name and discontinue using the OptiCare name. The agreement expired on December 1, 2002, but automatically renews for successive two year terms unless either party terminates the agreement at least 180 days before the next renewal date.


OPTOMETRIC EYE CARE CENTER, P.A.

     On August 12, 2002, the Company sold substantially all of the assets relating to the professional optometry practice locations and retail optical business it owned or operated in the State of North Carolina to Optometric Eye Care Center, P.A., a professional association owned by two of the Company's former officers, Drs. Allan L.M. Barker and D. Blair Harrold. In connection with the consummation of the sale, Drs. Barker and Harrold resigned their positions with the Company. The sale price was approximately $5.7 million, consisting of $4.2 million of cash, a $1.0 million promissory note, due and payable on August 1, 2007, the return of 1.3 million shares of the Company's Common Stock formerly held by Drs. Barker and Harrold with an estimated fair market value of approximately $0.4 million and assumption by Optometric Eye Care Center, P.A. of $0.1 million of certain liabilities. The purchase price and all negotiations relating to the transaction were on an arm's length basis.

     The sale resolved certain differences which had arisen: (a) between the Company and Optometric Eye Care Center, P.A. relating to the performance by each of the parties of their obligations under a Professional Services and Support Agreement, which they had entered into in August 1999; and (b) between PrimeVision Health, Inc. and Consolidated Eye Care, Inc. (subsidiaries of the Company) and Optometric Eye Care Center, P.A., and Drs. Barker and Harrold arising from a Settlement Agreement which those parties had entered into in April 1999.

     The sale was unanimously approved by the North Carolina State Board of Examiners in Optometry. The sale ended the Company's involvement in certain regulatory proceedings convened by the North Carolina State Board of Examiners in Optometry in exercise of its continuing authority to oversee implementation of a consent order entered in December 1999 with Optometric Eye Care Center, P.A.


CERTAIN LEASES

     The Company, through its subsidiaries, was, during 2002, party to certain leases with entities in which present or former officers of the Company have ownership interests. All such leases which were in effect during all or part of 2002 are listed below.

1. OptiCare Eye Health Centers, Inc. is the tenant under a Lease Agreement dated September 1, 1995 with O.C. Realty Associates Limited Partnership, as landlord. The leased premises are located in New Milford, Connecticut and are used for the practice of ophthalmology and optometry and incidental activities such as the sale of eyeglasses and corrective lenses. The term of the lease is 15 years. In addition, OptiCare Eye Health Centers, Inc. has guaranteed the mortgage of O.C. Realty Associates Limited Partnership, the amount of which was approximately $57,000 as of December 31, 2002. Dean J. Yimoyines, M.D., Chairman of the Board and Chief Executive Officer of the Company and John Yimoyines, brother of
    Dr. Yimoyines each owns a 4.11% interest in O.C. Realty Associates Limited Partnership. In 2002, OptiCare Eye Health Centers, Inc. paid $50,400 under the lease.

2. OptiCare Eye Health Centers, Inc. is the tenant under a Lease Agreement dated September 1, 1995 with French's Mill Associates, as landlord. The leased premises are located in Waterbury, CT and are used for the practice of ophthalmology and optometry, an ambulatory surgery center, and incidental activities such as the sale of eyeglasses and corrective lenses. The term of the lease is fifteen years. Linda Yimoyines, wife of Dr. Yimoyines, and John Yimoyines each owns a 14.28% interest in French's Mill Associates. In 2002, OptiCare Eye Health Centers, Inc. paid $762,819 under the lease.

3. OptiCare Eye Health Centers, Inc. is the tenant under a Lease dated September 30, 1997 with French's Mill Associates II, LLP, as landlord. The leased premises are located in Waterbury, CT and are the location of the Company's main headquarters. The term of the lease is fifteen years. Linda Yimoyines and John Yimoyines each owns a 12.5% interest in French's Mill Associates II, LLP. In 2002, OptiCare Eye Health Centers, Inc. paid $139,044 under the lease.

4. OptiCare Eye Health Centers, Inc. is also the tenant under a second Lease Agreement dated September 1, 1995 with French's Mill Associates II, L.L.P. as landlord. The leased premises are located in Waterbury, CT and are also part of the Company's main headquarters. The term of the lease is fifteen years. Linda Yimoyines and John Yimoyines each owns a 12.5% interest in French's Mill Associates II, LLP. In 2002, OptiCare Eye Health Centers, Inc. paid $88,503 under the lease.

5. O.N.B. Associates owns approximately a 25% interest in Cross Street Medical Building Partnership, the landlord under a lease dated March 1, 2001. The leased premises are located in Norwalk, CT and are used for the practice of ophthalmology and optometry and incidental activities such as the sale of eyeglasses and corrective lenses. The term of the lease is five years Linda Yimoyines and John Yimoyines each owns an 11% interest in O.N.B. Associates. In 2002, OptiCare Eye Health Centers, Inc. paid $129,400 under the lease.

6. PrimeVision Health, Inc., as a result of a merger with Cohen Systems, Inc. (now known as CC Systems), is a tenant under a Lease Agreement with Stephen Cohen, an officer of the Company, and Bente Jensen, Mr. Cohen's wife. The leased premises are located in Largo, FL and are used as the office for CC Systems' operations. The lease term is five years beginning October 1, 1999. In 2002, PrimeVision Health, Inc. paid $29,264 under the lease.

     Subsidiaries and affiliates of the Company were, until August 2002, parties to 17 leases with entities that are owned in part by Drs. D. Blair Harrold and Allan L.M. Barker, both of whom served as executive officers of the Company until August 2002. Each of these leases involved the professional optometry practice locations and retail optical business the Company owned or operated in the State of North Carolina which were sold to Optometric Eye Care Center, P.A. in August 2002. In connection with that sale, Optometric Eye Care Center, P.A. assumed from the Company any obligations the Company or its subsidiaries or affiliates may have had as lessee under those leases. The leased premises were used as executive offices, for the practice of optometry and for the sale of eyeglasses and corrective lenses. For the seven months ended July 31, 2002, the Company paid an aggregate of $741,137 under these leases.

     A subsidiary of the Company remains a guarantor with respect to two leases where the lessee is an entity owned by Drs. Harrold and Barker. The leased premises are used for the practice of optometry and for the sale of eyeglasses and corrective lenses and expire in 2005. Aggregate annual rent under the leases is $194,392. Each of the guarantees and its underlying lease involved the professional optometry practice locations and retail optical business the Company owned or operated in the State of North Carolina which were sold to Optometric Eye Care Center, P.A. in August 2002. Although, in connection with that sale, Optometric Eye Care Center, P.A. assumed from the Company any obligations the Company or its subsidiaries or affiliates may have had as lessee under those leases, Optometric Eye Care Center, P.A. and the Company were unable to obtain landlord consent to the assignment of the Company's guarantees with respect to the leases.


CONSULTING AGREEMENTS

     In June 2002, the Company entered into a consulting agreement with Melvin Meskin, a director of the Company. The consulting agreement expired on February 28, 2003 and a new agreement was entered into effective March 1, 2003. As of March 31, 2003, the Company had paid an aggregate of $54,300 to Mr. Meskin in consideration of consulting services under these agreements.

     In April 2001, the Company entered into a consulting agreement with Morris-Anderson & Associates, Ltd., a consulting firm of which Alan J. Glazer is a Principal. Mr. Glazer was a director of the Company from November 1, 2001 through January 25, 2002. This consulting agreement ended in June 2002. During 2002, the Company paid $131,845 to Morris-Anderson in consideration of consulting services under that agreement.


THE CAPITAL RESTRUCTURING LOANS

     Linda Yimoyines, wife of Dr. Yimoyines, participated in the Company's January 2002 capital restructuring by lending the Company $100,000 on a subordinated basis and purchasing 285,714 shares of Series B Preferred Stock at a price of $400,000. The Series B Preferred Stock accrues dividends at an annual rate of 12.5%. The entire principal amount of the subordinated loan is due to be paid on January 25, 2012. Ms. Yimoyines is entitled to interest at 11.5% per year under the terms of the loan. With certain exceptions, interest on the loan is payable currently. In connection with the loan, she received warrants to purchase 125,000 shares of Common Stock of the Company at a price of $0.14 per share. Ms. Yimoyines exercised these warrants in December 2002.

     Messrs. Bertrand and Hoffman, directors of the Company, are also officers of Palisade Capital Management, LLC, an affiliate of Palisade Concentrated Equity Partnership, LP ("Palisade"). Palisade, which was, until January 25, 2002, a holder of approximately 16% of the Common Stock of the Company and which now holds approximately 77.6% of the voting power of the Voting Stock of the Company, participated in the capital restructuring by lending the Company $13.9 million on a subordinated basis and purchasing 2,571,429 shares of Series B Preferred Stock at a price of $3.6 million. The Series B Preferred Stock accrues dividends at an annual rate of 12.5%. The entire principal amount of the loan is due to be paid on January 25, 2012. Palisade is entitled to interest at 11.5% per year under the terms of the loan. With certain exceptions, interest on the subordinated loan is payable currently. In connection with the loan, Palisade received warrants to purchase 17,375,000 shares of Common Stock of the Company at a price of $0.14 per share. Palisade exercised these warrants in December 2002.


PARTICIPATIONS IN THE ALEXANDER ENTERPRISE BRIDGE LOAN

     In January 2001, Dr. Yimoyines participated as a lender in the amount of $50,000 in an aggregate $500,000 increase (via amendment) in a bridge loan originally made to the Company in October 2000 in the amount of $2.25 million by Alexander Enterprise Holdings Corp. Dr. Yimoyines' $50,000 participation was assigned to his wife, Linda. Ms. Yimoyines was entitled to interest at the London Interbank Offered Rate plus 2.25% per year under the terms of the loan. In connection with the loan, Ms. Yimoyines received warrants to purchase 50,000 shares of Common Stock at a price of $0.40 per share. In connection with the January 2002 capital restructuring, Ms. Yimoyines received 38,646.3 shares of Series B Preferred Stock, as payment in full for the amounts owed to her under the Alexander Enterprise bridge loan.

     Palisade also participated as a lender in the amount of $400,000 in the Alexander Enterprise bridge loan as it was increased in January 2001. Palisade was entitled to interest at the London Interbank Offered Rate plus 2.25% per year under the terms of the loan. In connection with the loan, Palisade received warrants to purchase 400,000 shares of Common Stock at a price of $0.40 per share. In connection with the January 2002 capital restructuring, Palisade received 309,170.5 shares of Series B Preferred Stock, as payment in full for the amounts owed to it under the Alexander Enterprise bridge loan.

                                  PROPOSAL 2


   APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE FROM 75,000,000 SHARES TO 150,000,000 SHARES THE AGGREGATE NUMBER OF
          SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED BY THE COMPANY

     The Board of Directors has determined that it is advisable to increase the Company's authorized Common Stock from 75,000,000 shares to 150,000,000 shares, and has voted to recommend that the Company's stockholders adopt an amendment to the Company's Certificate of Incorporation effecting the proposed increase. The full text of the proposed amendment to the Certificate of Incorporation is attached to this Proxy Statement as Annex A.

     As of the Record Date, approximately 30,038,990 shares of Common Stock were issued and outstanding and the Company was obligated to issue approximately 36,888,838 shares of Common Stock upon the conversion of its outstanding Series B Preferred Stock and 5,750,000 shares of Common Stock upon the exercise of vested or exercisable warrants and options granted under the Company's stock plans. In addition, the Company will be obligated to issue further shares of Common Stock as a result of the future vesting of options to purchase 3,582,065 shares which have been granted under the Company's stock plans as well as increases in the number of shares issuable upon conversion of the Company's Series B Preferred Stock as a result of mandated annual increases in the conversion rate of the Series B Preferred Stock. If no further options are granted under the Company's stock plans, it is anticipated that the Company's obligations to issue shares will exceed the 75,000,000 authorized shares of Common Stock in August 2003. Moreover, because of the Company's existing and future obligations to issue shares, without an increase in its authorized shares, the Company is unable to grant options to purchase the approximately 3,207,725 shares of Common Stock that are available for future grants under the Company's stock plans.

     The Board of Directors believes it is in the best interests of the Company to have sufficient additional authorized but unissued shares of Common Stock available in order to honor the contractual commitments described above, to continue to issue stock options under its stock plans and to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the Board of Directors' discretion in connection with possible acquisitions of other companies, future financings, investment opportunities, stock splits or dividends or for other corporate purposes is desirable in order to avoid repeated separate amendments to the Certificate of Incorporation and the delay and expense incurred in holding special meetings of the Company's stockholders to approve such amendments. For instance, from time to time the Company, Palisade, the Company's principal stockholder, and Linda Yimoyines, the wife of Dr. Yimoyines, the Company's Chairman and Chief Executive Officer, have discussed Palisade and Ms. Yimoyines converting the principal and interest due under their $14 million Senior Subordinated Secured Notes due January 24, 2012 into equity of the Company. Interest under the notes accrues at a rate of 11.5% per year and is due quarterly unless the Company elects to pay the interest by adding it to the principal amount of the notes. To date, the Company has done so and the aggregate principal due under the notes is currently $16 million. There is no current agreement to so convert the notes and there can be no assurance that the Company, Palisade, and Ms. Yimoyines will ever reach such an agreement. Except as described above, the Company currently has no arrangements or understandings for the issuance of additional shares of Common Stock, although opportunities for acquisitions and equity financings could arise at any time.

     No further authorization by vote of the Company's stockholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the American Stock Exchange or any other stock exchange on which the Company's shares may then be listed. The issuance of additional shares of Common Stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power.

 THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT
   TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE FROM 75,000,000 SHARES TO 150,000,000 SHARES THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK
                     AUTHORIZED TO BE ISSUED BY THE COMPANY.

                                  PROPOSAL 3


                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP has audited the financial statements of the Company for the year ended December 31, 2002. The Board of Directors desires to continue the services of Deloitte & Touche LLP for the current year ending December 31, 2003. Accordingly, the Board of Directors will recommend at the Meeting that the stockholders ratify the appointment by the Board of Directors of the firm of Deloitte & Touche LLP to audit the financial statements of the Company for the current year. One or more representatives of that firm will be present at the Meeting, shall have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment of Deloitte & Touche LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.


AUDIT AND NON-AUDIT FEES

     The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company's consolidated financial statements for the years ended December 31, 2001, and December 31, 2002, and fees billed for other services rendered by Deloitte & Touche LLP during those periods:


                                           2001          2002
                                       -----------   -----------
       Audit fees ..................    $312,100      $343,000
       Audit-related fees ..........     101,600        73,988
       Tax fees ....................          --         3,800
       All other fees ..............          --            --
                                        --------      --------
       Total .......................    $413,700      $420,788
                                        ========      ========

     In the above table, in accordance with new Securities and Exchange Commission definitions and rules which the Company has elected to adopt for this Proxy Statement, "audit fees" are fees the Company paid Deloitte & Touche LLP for professional services for the audit of the Company's consolidated financial statements included in the Company's Annual Report on Form 10-K and review of financial statements included in the Company's Quarterly Reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees billed by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and primarily represent services provided in connection with the Company's capital restructuring and discontinued operations; "tax fees" are fees for tax compliance, tax advice, and tax planning; and "all other fees" are fees billed by Deloitte & Touche LLP to the Company for any services not included in the first three categories.

     The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining their independence and has concluded that it is.


              THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
           RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who own more than 10% of the Company's capital stock to file with the Securities and Exchange Commission, the American Stock Exchange and the Company reports regarding their ownership of the Company's capital stock. Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of the Company's capital stock, the Company believes that all persons filed the required reports during the year ended December 31, 2002, except for Messrs. Bertrand and Hoffman, each of whom did not timely file a Form 4 relating to Palisade's exercise of warrants in December 2002.


ANNUAL REPORT

     A copy of the Company's 2002 Annual Report to Stockholders is being mailed to stockholders along with this Proxy Statement. Any stockholder who has not received a copy of the 2002 Annual Report to Stockholders and wishes to do so should contact the Company's Corporate Secretary by mail at OptiCare Health Systems, Inc., 87 Grandview Avenue, Waterbury, Connecticut 06708 or by telephone at (203) 596-2236.


FORM 10-K

     The Company will provide, without charge, to each stockholder as of the Record Date, on the written request of the stockholder, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, including the financial statements and schedules, as filed with the Securities and Exchange Commission. Stockholders should direct the written request to the Company's Corporate Secretary at OptiCare Health Systems, Inc., 87 Grandview Avenue, Waterbury, Connecticut 06708 or by telephone at (203) 596-2236.


PROPOSALS BY STOCKHOLDERS

     Any proposal of a stockholder intended to be presented at the Annual Meeting of Stockholders to be held in 2004 must be received by the Company no later than December 20, 2003, to be considered for inclusion in the Proxy Statement and form of proxy for the 2004 Annual Meeting. Proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act. If the Company does not receive notice of any matter to be considered for presentation at the 2004 Annual Meeting, although not included in the proxy statement, by March 4, 2004, management proxies may confer discretionary authority to vote on the matters presented at the 2004 Annual Meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act of 1934, as amended. All stockholder proposals should be sent to the Company's Corporate Secretary at OptiCare Heath Systems, Inc. 87 Grandview Avenue, Waterbury, Connecticut 06708.


                                  FOR THE BOARD OF DIRECTORS

                                  /s/ Christopher J. Walls
                                  Christopher J. Walls
                                  Vice President, General Counsel and Secretary

                                                                     APPENDIX A


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          OPTICARE HEALTH SYSTEMS, INC.


     It is hereby certified that:


FIRST: The name of the corporation is OptiCare Health Systems, Inc. (the "Corporation").


SECOND: The Certificate of Incorporation of the Corporation, as amended to date, is hereby further amended by striking out subsection (i) of Article Fourth in its entirety and by substituting in lieu thereof the following:


            "(i) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 155,000,000 shares, consisting of 150,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock") and 5,000,000 shares of Preferred Stock, $.001 par value per share (the "Preferred Stock")."


THIRD: The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


   EXECUTED, effective as of this    day of May, 2003.


                                          OPTICARE HEALTH SYSTEMS, INC.



                                          By: ________________________________
                                              Dean J. Yimoyines, Chairman

                          OPTICARE HEALTH SYSTEMS, INC.
                               87 GRANDVIEW AVENUE
                          WATERBURY, CONNECTICUT 06708


                  ANNUAL MEETING OF STOCKHOLDERS, MAY 19, 2003
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby acknowledges receipt of the Notice and Proxy Statement dated April 18, 2003 in connection with the 2003 Annual Meeting of Stockholders and hereby appoints Dean J. Yimoyines and Christopher J. Walls, as proxies each with full power to act alone and of substitution, and hereby authorizes them to appear and vote as designated below, all shares of Common Stock and Series B Preferred Stock of OptiCare Health Systems, Inc. held on record by the undersigned on March 27, 2003 at the Annual Meeting of Stockholders to be held on May 19, 2003 at 10:30 a.m. and any adjournments or postponements thereof and upon any and all matters which may properly be brought before the meeting or any adjournments or postponements thereof, thereby and hereby revokes all earlier proxies of the undersigned.

         The undersigned hereby directs this Proxy to be voted:

1.       Election of directors:

         For the election as directors of all nominees listed below        [   ]
          (except as marked to the contrary below)
                           or
         WITHHOLD AUTHORITY to vote for all nominees listed below          [   ]

         Eric J. Bertrand
         Norman S. Drubner, Esq.
         Mark S. Hoffman
         Richard L. Huber
         Clark A. Johnson
         Melvin Meskin
         Mark S. Newman
         Dean J. Yimoyines, M.D.

(Instructions: To withhold authority to vote for any of the above listed nominees, please strike a line through that individual's name.)

2. Approval of the amendment to the Certificate of Incorporation to increase from 75,000,000 to 150,000,000 the aggregate number of shares of Common Stock authorized to be issued by the Company.

         For:/  /   Against:/  /    Abstain:/  /

3. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors.

         For:/  /   Against:/  /    Abstain:/  /

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE STOCKHOLDER'S SPECIFICATIONS ABOVE. THE PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS TO THE UNDERSIGNED.

Date:___________, 2003


                                                     -------------------------
                                                     Signature of Stockholder


                                                     -------------------------
                                                     Signature if held jointly

NOTE: PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE. IF SIGNING ON BEHALF OF A CORPORATION, PARTNERSHIP OR OTHER LEGAL ENTITY, PLEASE SIGN IN CORPORATE, PARTNERSHIP OR ENTITY NAME AND GIVE FULL TITLE.